Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digimarc Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-196035, 333-224876, 333‑154524 and 333-196035) on Form S-8 and registration statement (No. 333-218300) on Form S-3 of Digimarc Corporation of our reports dated February 27, 2020, with respect to the consolidated balance sheets of Digimarc Corporation as of December 31, 2019 and 2018, the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appears in the December 31, 2019 annual report on Form 10‑K of Digimarc Corporation.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification 842, Leases.

/s/ KPMG LLP

Portland, Oregon

February 27, 2020